Exhibit 99.1

American Public Education Reports Second Quarter 2023 Results

CHARLES TOWN, WV (August 08, 2023) – American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter ended June 30, 2023.

Second Quarter Highlights:

•	American Public University System (“APUS”), Hondros College of Nursing (“HCN”), and Graduate School (“GSUSA”) all produced year-over-year registration or enrollment growth.

•	Consolidated revenue decreased 1.6% year-over-year to $147.2 million.

•	APEI maintained a strong liquidity position, with total cash and cash equivalents increasing $9.9 million or 7.7% to approximately $139.4 million, compared to $129.5 million as of December 31, 2022.

•	Results for the three months ended June 30, 2023 include a non-cash impairment charge of $64.0 million in our Rasmussen University (“RU”) Segment to reduce the carrying value of RU Segment goodwill and intangible assets. This compares to a non-cash impairment charge of $144.9 million in the prior year period.

•	Our net loss for the three months ended June 30, 2023 was $51.2 million, compared to net loss of $110.0 million in the prior year period, primarily related to lower goodwill and intangible asset impairment charges of $80.9 million and a decrease in income tax benefit of $20.2 million, representing a decrease in loss of $58.8 million.

•	Adjusted EBITDA decreased 39.6% year-over-year to $8.8 million.

“APEI delivered second quarter adjusted EBITDA above our expectations and revenue at the high end of our expectations. APUS, Hondros, and Graduate School USA continue to show strong growth in both registrations or enrollment and corresponding revenue. Additionally, we have seen some continued improvement in our Rasmussen online enrollments during the last few quarters and have continued to focus on student outcomes, where meaningful progress on NCLEX scores was made in key jurisdictions during the second quarter 2023,” said Angela Selden, President and Chief Executive Officer of APEI.

Financial Results:

Three months ended June 30, 2023 compared to three months ended June 30, 2022:

•	Total consolidated revenue for the three months ended June 30, 2023 was $147.2 million, a decrease of $2.4 million, or 1.6%, compared to $149.6 million for the three months ended June 30, 2022. The decrease in revenue was primarily due to a $11.9 million, or 18.7%, decrease in revenue in our Rasmussen University (“RU”) Segment partially offset by a $3.7 million, or 5.2% increase in revenue in our APUS Segment, a $3.1 million, or 70.2%, increase in GSUSA revenue included in Corporate and Other, and a $2.8 million, or 24.2%, increase in revenue in our HCN Segment The RU Segment revenue decrease was primarily due to an 12.6% decrease in total student enrollment as compared to the prior year period. The APUS Segment revenue increase was primarily due to a 5.7% increase in net course registrations as compared to the prior year period. The HCN Segment revenue increase was primarily due to a 22.3% increase in total student enrollment compared to the prior year period.

•	Total costs and expenses were $212.5 million, a decrease of $78.4 million, or 26.9%, compared to $290.9 million for the three months ended June 30, 2022, due primarily to a $80.9 million lower goodwill and intangible asset impairment charges in our RU Segment. Costs and expenses for the three months ended June 30, 2023 include a non-cash impairment charge of $64.0 million to reduce the carrying value of RU Segment goodwill and intangible assets and to reflect the corresponding tax impact. This compares to a non-cash impairment charge of $144.9 million in the prior year period. Costs and expenses for the three months ended June 30, 2023 as compared to the prior year period, excluding impairment charges, increased $2.5 million, due primarily to increases in employee compensation costs, bad debt expense, building rent and maintenance costs, and technology costs, partially offset by a decrease in advertising costs. Costs and expenses as a percentage of revenue decreased to 144.3% for the three months ended June 30, 2023 from 194.4% for the three months ended June 30, 2022. Excluding impairment charges, costs and expenses were 100.9% of revenue for the three months ended June 30, 2023, compared to 97.6% of revenue in the prior year period.

o	Instructional costs and services were $75.0 million, an increase of $2.9 million, or 4.0%, compared to $72.1 million for the three months ended June 30, 2022. The increase in instructional costs and services expenses was primarily due to an increase in employee compensation costs in our APUS Segment and Corporate and Other, increases in nursing faculty compensation costs and classroom costs in our HCN Segment due to increased revenue, and increases in building maintenance costs and classroom costs in our RU Segment, partially offset by decreases in employee compensation costs in our RU Segment. Increases in employee compensation costs in both our APUS and HCN Segments were primarily due to increased revenue. Instructional costs and services expenses as a percentage of revenue increased to 50.9% for the three months ended June 30, 2023 from 48.2% for the three months ended June 30, 2022.

o	Selling and promotional expenses were $33.0 million, a decrease of $2.9 million, or 8.0%, compared to $35.8 million for the three months ended June 30, 2022. This decrease in selling and promotional expenses was primarily due to decreases in advertising costs in our APUS and RU Segments and Corporate and Other. Selling and promotional expenses as a percentage of revenue decreased to 22.4% for the three months ended June 30, 2023 from 24.0% for the three months ended June 30, 2022.

o	General and administrative expenses were $32.5 million, an increase of $2.6 million, or 8.7%, compared to $29.9 million for the three months ended June 30, 2022. The increase in general and administrative expenses was primarily due to an increase in employee compensation costs in Corporate and Other and our RU Segment, an increase in bad debt expense in all segments, and an increase in technology costs in our HCN Segment and Corporate and Other, partially offset by decreases in professional fees in our APUS and RU Segments and Corporate and Other. Consolidated bad debt expense for the three months ended June 30, 2023 was $3.9 million, or 2.7% of revenue, compared to $2.9 million, or 2.0% of revenue in the prior year period. General and administrative expenses as a percentage of revenue increased to 22.1% for the three months ended June 30, 2023 from 20.0% for the three months ended June 30, 2022. As we continue to evaluate enhancements to our business capabilities, particularly in technology, we expect to incur additional costs and that our general and administrative expenses will vary from time to time.

•	Interest expense was $1.1 million and $3.4 million for the three months ended June 30, 2023 and 2022, respectively. The decrease in interest expense was primarily due to the decrease in the outstanding balance in our senior secured term loan facility. In December 2022, we made $65.0 million in prepayments to reduce our outstanding debt.

•	For the three months ended June 30, 2023, we recorded $64.0 million in non-cash impairment charges in our RU Segment to reduce the carrying value of RU Segment goodwill and intangible assets compared to $144.9 million for the three months ended June 30, 2022.

•	During the three-month period ended June 30, 2023, $1.5 million of dividends were declared and paid on our Series A Senior Preferred Stock that was originally issued in December 2022.

•	Net loss available to common stockholders was $52.7 million in 2023, compared to net loss available to common stockholders of $110.0 million in 2022, primarily driven by increases in costs discussed above.

•	Net loss per diluted common share was $2.93 the three months ended June 30, 2023, compared to net loss per diluted common share of $5.82 per diluted share in the same period of 2022. Excluding the non-cash impairment charge, net loss per diluted common share was $0.25 compared to net loss per diluted common share of $0.06.

•	Adjusted EBITDA was $8.8 million in the three months ended June 30, 2023, compared to $14.5 million in 2022. Adjusted EBITDA excludes the impact of the impairment charge in both periods as well as other adjustments for stock-based compensation and other one-time items.

Balance Sheet and Liquidity:

•	Total cash and cash equivalents as of June 30, 2023 was approximately $139.4 million, compared to $129.5 million as of December 31, 2022, representing an increase of $9.9 million or 7.7%. The increase in cash was primarily due to payments received by APUS from the Army, which totaled approximately $42.0 million during the first six months of 2023, of which approximately $20.9 million in payments related to periods prior to 2023, and the timing of other receipts and payments, primarily offset by capital expenditures, stock repurchases and preferred stock dividend payments.

•	As of June 30, 2023, approximately $10.6 million, of which $6.1 million is older than 60 days from the course start date, was due from the Army.

Registrations and Enrollment:

	2023	2022	% Change
American Public University System[1]
For the three months ended June 30, Net Course Registrations	88,300	83,500	6%

For the six months ended June 30, Net Course Registrations	184,500	177,400	4%

Rasmussen University[2]
For the three months ended June 30, Total Student Enrollment	13,900	15,900	(12)%

Hondros College of Nursing[3]
For the three months ended June 30, Total Student Enrollment	3,000	2,440	22%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.

2Rasmussen Total Student Enrollment represents students in an active status as of the full-term census or billing date

3HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Third Quarter 2023 Outlook:

The following statements are based on APEI’s current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI’s earnings conference call and presentation for further details.

	Third Quarter 2023 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	90.5k to 92.5k	6% to 8%

HCN Student enrollment	2,800	17%

RU Student enrollment	13,500	-10%
- Nursing	5,700	-25%
- Non-Nursing	7,700	5%

($ in millions except EPS)
APEI Consolidated revenue	$148.3 to $150.3	-1% to +1%
APEI Net loss available to common stockholders	-$5.7 to -$4.3	n.m.
APEI Adjusted EBITDA	$8.4 to $10.4	-11% to 10%
APEI Diluted EPS	-$0.32 to -$0.24	n.m

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI’s operating profit and cash generation capabilities.

For the three months ended June 30, 2023 and 2022, adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures are that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI’s second quarter 2023 earnings conference call will be held today at 5:00 p.m. Eastern Time. This webcast will be open to listeners who log in through the APEI’s investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI’s investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA (GSUSA), provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 89,300 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 13,900 students across its 22 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 3,000 total students. Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times and Veterans Administration student enrollment data as of 2023.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding expected growth, registration and enrollments, revenues, income and adjusted EBITDA and EBITDA, benefits of the acquisition of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs; changing market demands; APEI’s inability to effectively market its institutions’ programs; APEI’s inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI’s ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI’s need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI’s failure to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; APEI’s loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; the Company’s indebtedness and preferred stock; APEI’s dependence on and the need to continue to invest in its technology infrastructure; the inability to recognize the intended benefits of APEI’s cost savings efforts; and the various risks described in the “Risk Factors” section and elsewhere in APEI’s Quarterly Report on Form 10-Q for the period ended June 30, 2023 and Annual Report on Form 10-K for the year ended December 31, 2022, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Ryan Koren

AVP, Investor Relations & Corporate Development

(610) 428-7376

###

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2023	2022
	(unaudited)

Revenues	$147,214	$149,608
Costs and expenses:
Instructional costs and services	74,998	72,089
Selling and promotional	32,966	35,846
General and administrative	32,533	29,923
Impairment of goodwill and intangible assets	64,000	144,900
Loss on disposals of long-lived assets	32	(9)
Depreciation and amortization	7,953	8,119
Total costs and expenses	212,482	290,868
(Loss) income from operations before
interest income and income taxes	(65,268)	(141,260)
Gain on acquisition	—	(705)
Interest (expense) income	(1,097)	(3,390)
(Loss) income before income taxes	(66,365)	(145,355)
Income tax (benefit) expense	(15,137)	(35,332)
Equity investment (loss) income	(4)	(6)
Net loss	$(51,232)	$(110,029)
Preferred stock dividends	1,487	—
Net loss	$(52,719)	$(110,029)

Net loss per common share:
Basic	$(2.94)	$(5.83)
Diluted	$(2.93)	$(5.82)

Weighted average number of
common shares:
Basic	17,932	18,865
Diluted	17,991	18,907

	Three Months Ended
Segment Information:	June 30,
	2023	2022
Revenues:
APUS Segment	$73,557	$69,904
RU Segment	$51,971	$63,891
HCN Segment	$14,266	$11,486
Corporate and other[1]	$7,420	$4,327
Income (loss) from operations before
interest and income taxes:
APUS Segment	$18,941	$13,624
RU Segment	$(77,274)	$(146,553)
HCN Segment	$(235)	$(630)
Corporate and other	$(6,700)	$(7,701)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

	Six Months Ended
	June 30,
	2023	2022
	(unaudited)

Revenues	$296,903	$304,355
Costs and expenses:
Instructional costs and services	148,887	143,787
Selling and promotional	72,890	75,165
General and administrative	66,022	59,512
Impairment of goodwill and intangible assets	64,000	144,900
Loss on disposals of long-lived assets	33	784
Depreciation and amortization	15,709	16,267
Total costs and expenses	367,541	440,415
(Loss) income from operations before
interest income and income taxes	(70,638)	(136,060)
Gain on acquisition	—	3,828
Interest (expense) income	(2,876)	(6,745)
(Loss) income before income taxes	(73,514)	(138,977)
Income tax (benefit) expense	(16,551)	(34,292)
Equity investment (loss) income	(9)	(11)
Net loss	$(56,972)	$(104,696)
Preferred stock dividends	2,944	—
Net loss available to common shareholders	$(59,916)	$(104,696)

Net loss per common share:
Basic	$(3.25)	$(5.56)
Diluted	$(3.23)	$(5.54)

Weighted average number of
common shares:
Basic	18,457	18,835
Diluted	18,531	18,893

	Six Months Ended
Segment Information:	June 30,
	2023	2022
Revenues:
APUS Segment	$147,535	$142,994
RU Segment	$109,438	$130,990
HCN Segment	$27,406	$23,027
Corporate and other[1]	$12,524	$7,344
(Loss) income from operations before
interest income and income taxes:
APUS Segment	$36,015	$26,806
RU Segment	$(90,138)	$(145,662)
HCN Segment	$(1,538)	$(1,625)
Corporate and other[1]	$(14,977)	$(15,579)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ended June 30, 2023 and 2022:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Net loss available to common shareholders	$(52,719)	$(110,029)	$(59,916)	$(104,696)
Preferred stock dividends	1,487	-	2,944	-
Net loss	$(51,232)	$(110,029)	$(56,972)	$(104,696)
Income tax benefit	(15,137)	(35,332)	(16,551)	(34,292)
Interest expense	1,097	3,390	2,876	6,745
Equity investment loss	4	6	9	11
Depreciation and amortization	7,953	8,119	15,709	16,267
EBITDA	(57,315)	(133,846)	(54,929)	(115,965)

Impairment of goodwill and intangible assets	64,000	144,900	64,000	144,900
Adjustment to gain on acquisition	-	705	-	(3,828)
Stock Compensation	2,068	2,350	4,292	4,706
Loss on disposals of long-lived assets	32	(9)	33	784
M&A - related professional	-	437	-	1,273
Transition services	-	-	2,403	-
Adjusted EBITDA	$8,785	$14,537	$15,799	$31,870

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three months ending September 30, 2023:

	Three Months Ending
	September 30, 2023
(in thousands, except per share data)	Low	High
Net loss available to common stockholders	$(5,681)	$(4,281)
Preferred dividends	1,488	1,488
Net loss	(4,193)	(2,793)
Income tax benefit	(1,797)	(1,197)
Interest expense	2,555	2,555
Depreciation and amortization	7,222	7,222
EBITDA	3,787	5,787

Stock compensation	1,796	1,796
Severance expense	2,800	2,800
Adjusted EBITDA	$8,383	$10,383